PROMISSORY NOTE

$275,000.00

July 31,2009
Orlando, Florida

FOR VALUE RECEIVED, B&P ENVIRONMENTAL, LLC, a Florida limited liability company dba Brownies ("Borrower") promises to pay to SECURITIES FORTRESS LIMITED PARTNERSHIP, a limited partnership ("Lender"), or to order, at c/o Gary A. Goldstein, Trustee, 3518 Broadway, West Palm Beach, Florida 33407, or such other place as Lender may direct in writing, the principal sum of Two Hundred Seventy Five Thousand Dollars ($275,000.00) together with interest thereon at ten percent (10%) per annum.

Interest shall be paid monthly in arrears on the first day of each month, beginning September 1, 2009. Principal payments of $5,000.00 each shall be due and payable on or before the first day of each month, beginning September 1, 2009, until this Note is paid in full.

All payments shall be applied first to interest accrued to the date of payment and next to the unpaid principal balance; provided, however, in the event of a default hereunder, payments shall be applied first to any costs or expenses, including attorneys' fees and costs, that Lender may incur in exercising its rights hereunder, as Lender may determine.

If any installment under this Note is not paid within fifteen (15) days of its due date, Borrower shall pay a late charge in the amount of 5% of that installment, in addition to the amount of that installment. If any installment under this Note is not paid within thirty (30) days of its due date, this Note shall be in default. While in default, the principal of this Note shall bear interest at the highest rate allowed by law. In the event of a default, Borrower and all obligors agree to pay all costs of collection including all court costs, other legal expenses, and reasonable attorneys' fees incurred in consultation or in conjunction with judicial, administrative or arbitration proceedings, including both trial and appellate proceedings.

The Borrower hereby pledges all of its tangible and intangible assets (the "Collateral") as security for the timely payment of the indebtedness evidenced by this Note. The Borrower irrevocably authorizes the Lender, and its agents, attorneys, and representatives, to file financing statements, and amendments thereto, at the Borrower's expense, as necessary to establish and maintain Lender's perfected security interest in the Collateral.

Anything herein to the contrary notwithstanding, the maximum amount of charges, fees, or other payments which may be deemed to be interest to be paid by Borrower shall not exceed the maximum rate permitted by applicable law. All sums in excess of those lawfully collectible as interest shall be applied to the reduction of principal without further agreement or notice. Lender and Borrower have agreed that such sums shall be accepted as a penalty-free prepayment of principal, unless Lender at any time elects by notice in

writing to waive or limit collection of any sums in excess of those lawfully collectible as interest rather than accept those sums as prepayment of principal. Upon demand for payment, any unlawful interest on the payment shall be returned.

Demand, presentment, notice of dishonor, protest and extension of time of payment are hereby expressly waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers and endorsers, and shall be binding upon them and their personal representatives, successors and assigns.

The rights and obligations of the parties hereunder and the enforceability hereto shall be construed under and governed by the laws of the State of Florida.

IN WITNESS WHEREOF, this Note has been duly executed and delivered on the date set forth above.

B&P ENVIRONMENTAL, LLC

By: Michael J. Ciarlone

Michael Ciarlone, Chief Executive Officer